EXHIBIT EX. – 99.1

ATWOOD ANNOUNCES CONTRACT COMMITMENTS FOR THE
ATWOOD AURORA AND THE ATWOOD SOUTHERN CROSS

Houston, Texas
18 August 2008

FOR IMMEDIATE RELEASE

Atwood Oceanics, Inc. (NYSE: ATW), announced today that the ATWOOD AURORA, a LeTourneau Super 116E Jack-Up currently being constructed in Brownsville, Texas by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited has been awarded a contract by RWE Dea Nile GmbH (“RWE”) for work offshore Egypt. This contract is for a firm period of two (2) years at an operating dayrate of $165,000. This contract includes a cost escalation clause and provides for two (2) separate options to extend the term to three (3) years. The contract also provides for a mobilization payment of $4.5 million. We currently expect that the total construction cost of this rig (including capitalized interest and transportation costs to Egypt from Brownsville, Texas) to be $177 million to $180 million.

Atwood Oceanics, Inc. also announced today that the ATWOOD SOUTHERN CROSS, owned by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited, has received a commitment from an operator in West Africa for the drilling of one well. The contract is subject to the operator’s administrative approval process. This contract is presently expected to commence immediately upon the rig completing its current contract offshore Italy (estimated end of August 2008), and provides a dayrate of $262,500 during mobilization from its current location to West Africa (estimated to take around twenty-five (25) days) and $352,000 during drilling operation (estimated to be sixty (60) to ninety (90) days). Additional contract opportunities following the completion of this one-well program are currently being pursued.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
                                         281-749-7804